Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”), is entered into on this 19th day of November, 2008, by and among New York & Company, Inc. (f/k/a/ NY & Co. Group, Inc.), a Delaware corporation (“Holdings”), Lerner New York, Inc., a Delaware corporation (“Lerner,” and, together with Holdings, the “Companies”), and Ronald Ristau (“Executive”).

WHEREAS, the parties are party to the Second Amended and Restated Employment Agreement, dated as of August 25, 2004, as amended by Amendment No. 1 to the Second Amended and Restated Employment Agreement, dated as of December 22, 2006, by and among the Companies and Executive, and as further amended by Amendment No. 2 to the Second Amended and Restated Employment Agreement, dated as of April 10, 2008, by and among the Companies and Executive (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Companies has terminated as of October 24, 2008 (the “Separation Date”); and

WHEREAS, Executive and the Companies would like to formalize their agreement regarding the termination of their relationships.

NOW, THEREFORE, in consideration of the payments due Executive under the Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Termination.  Executive and the Companies agree that Executive’s employment with the Companies and their direct and indirect Subsidiaries (as defined in Section 16 of the Employment Agreement) ceased as of the close of business on the Separation Date.  Executive and the Companies further agree that, in accordance with the provisions of Section 21 of the Employment Agreement, any requirement under the Employment Agreement in respect of any written notice of termination shall be deemed waived.  In connection therewith, the Companies acknowledge (i) having received, as of the Separation Date, written notice of Executive’s resignation (the “Resignation Letter”) from each of Executive’s positions as an officer, director or manager of Holdings or any of its Subsidiaries, including Executive’s positions as President and Chief Financial Officer of Holdings and Lerner as well as Executive’s position as a member of the Board of Directors of Holdings and (ii) that the receipt of such Resignation Letter will have fully discharged the Executive of any responsibilities to the Companies under Section 22 of the Employment Agreement.

2.             Acceptance of Agreement; Revocation.  This Agreement was received by Executive on November 19, 2008.  Executive may accept this Agreement by returning a signed original to Lerner or to Holdings at any time before December 11, 2008.  This Agreement shall be withdrawn if not accepted as provided in the previous sentence on or before December 10, 2008.  Executive shall have seven days after signing this Agreement to revoke it by delivering written confirmation of revocation to Lerner or to Holdings within such seven day period.  This Agreement will not become effective until the revocation period has expired without revocation of this Agreement by Executive (the “Effective Date”); provided that revocation of this Agreement shall not affect the resignation of Executive in Section 1 above.

3.             Separation Benefits.  Subject to (i) the execution and delivery of this Agreement, and the expiration of the applicable revocation period without this Agreement being revoked by Executive, in each case by December 11, 2008, and in full discharge of all obligations owed to Executive by the Companies and their Subsidiaries under the Employment Agreement, and (ii) continued observance by Executive in all material respects of the covenants contained in Section 11 of the Employment Agreement (as modified herein), Executive shall be entitled to the following benefits:

(a)           On or before November 30, 2008, and without regard to whether Executive complies with Section 2 of this Agreement, Holdings shall pay Executive (i) the Accrued Compensation (as defined in Section 9(a) of the Employment Agreement, without regard to clause (iii) thereof), which shall include three days of unused paid time off and (ii) reimbursement in accordance with Section 7(b) of all expenses reasonably incurred by Executive in connection with the performance of his duties under the Employment Agreement or for promoting, pursuing or otherwise furthering the business or interests of Holdings or its Subsidiaries incurred through the Separation Date and presented to Holdings for reimbursement.

(b)           Holdings shall pay Executive a Bonus (as defined in Section 4(a) of the Employment Agreement) in an amount equal to (i) the product of (A) Fall Bonus (as defined in Section 4(b) of the Employment Agreement) that would otherwise have been payable to Executive for the period ending on January 31, 2009, (had Executive continued to be an employee of Holdings through the end of such period) determined based on the actual performance of the Companies and their Subsidiaries through such date and (B) 50% (the “Pro Rata Fall Bonus”) and (ii) the product of (A) Full Year Bonus (as defined in Section 4(b) of the Employment Agreement) that would otherwise have been payable to Executive for the period ending January 31, 2009, (had Executive continued to be an employee of Holdings through the end of such period) determined based on the actual performance of the Companies and their Subsidiaries through such date and (B) 75% (the “Pro Rata Full Year Bonus”).  If such bonuses become due, the Pro Rata Fall Bonus and Pro Rata Full Year Bonus shall each be paid to Executive when similar fall and annual bonuses, respectively, are paid to Lerner’s employees generally, but in any event, on or after April 24, 2009 and prior to May 8, 2009.

(c)           As consideration for the continued observance by Executive in all material respects of the covenants contained in Section 11(b) of the Employment Agreement (as modified herein), Holdings shall continue Executive’s Base Salary (as defined in Section 3 of the Employment Agreement) of $600,000 from the date immediately following the Separation Date to the second anniversary of the Separation Date (the “Salary Continuation Period”).  Payments during the Salary Continuation Period (the “Salary Continuation Payments”) shall be made on a weekly basis, the gross amount of each such weekly payment being $11,538.46, with the first such payment being made on the first day of the seventh month following the Separation Date in respect of the Salary Continuation Payments that otherwise would have been made to Executive during the period beginning on the first day of the Salary Continuation Period and ending on April 24, 2009.  Payments following this initial payment shall be made on a weekly basis, the gross amount of each such weekly payment being $11,538.46, through the duration of the Salary Continuation Period.

(d)           As consideration for the continued observance by Executive in all material respects of the covenants contained in Section 11(b) of the Employment Agreement (as modified herein), Holdings shall pay Executive an amount equal to (i) Executive’s Spring Target Bonus ($157,500) (as defined in Section 4(b) of the Employment Agreement) for the six-month period commencing on each of February 1, 2009 and January 31, 2010, with each such payment to be made at the time Spring Target Bonuses are paid to other executives, but in any event prior to August 31, 2009 (in the case of the first payment) and on or after January 1, 2010, but in any event prior to August 31, 2010 (in the case of the second payment), (ii) Executive’s Fall Target Bonus ($202,500) (as defined in Section 4(b) of the Employment Agreement) for the six-month period commencing on each of August 2, 2009 and August 1, 2010, with each such payment to be made at the time Fall Target Bonuses are paid to other executives, but in any event on or after January 1, 2010 and prior to March 31, 2010 (in the case of the first payment) and on or after January 1, 2011 and prior to March 31, 2011 (in the case of the second payment), and (iii) Executive’s Full-Year Target Bonus ($90,000) (as defined in Section 4(b) of the Employment Agreement) for the twelve-month period commencing on each of February 1, 2009 and January 31, 2010, with each such payment to be made at the time Full-Year Target Bonuses are paid to other executives, but in any event on or after January 1, 2010 and prior to March 31, 2010 (in the case of the first payment) and on or after January 1, 2011 and prior to March 31, 2011 (in the case of the second payment).  No payment under this Section 3(d) shall be made prior to April 24, 2009.

(e)           Holdings shall take such actions as may be necessary to immediately vest Executive’s unvested stock option or other unvested long-term incentive awards that, by their terms, would have vested during the calendar year in which Executive’s employment was terminated.  Since there are no unvested stock options or long-term incentive awards held by Executive that, by their terms, vest during 2008, Executive is not entitled to additional vesting of any outstanding equity awards and all equity awards held by or through Executive shall continue to be subject to the terms and conditions applicable to such equity awards.

(f)            During the Salary Continuation Period, Holdings shall, at its expense, provide to Executive and Executive’s covered dependents medical and dental benefits substantially similar in the aggregate to those provided to Executive and Executive’s covered dependents immediately prior to the Separation Date, including benefits provided under the New York & Company Executive Medical Plan (the “Executive Medical Plan”).  Holdings shall (i) provide Executive with a monthly cash reimbursement equal to the total monthly premium payment (employee and employer portion) paid for coverage of Executive and Executive’s covered dependents, such payment to be made within one month of Executive’s payment of the applicable premium, and (ii) provide a monthly cash reimbursement to Executive of amounts not covered under such continued medical coverage, to the extent permitted by the Executive Medical Plan, such monthly reimbursement to be made as soon as administratively practicable after submission of the documents required for reimbursement.  The amount of expenses eligible for reimbursement under this Section 4(f) during one taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year of the Executive.  The Executive’s right to reimbursement under this Section 4(f) shall not be subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing provisions of this Section 4(f), Holdings’ obligation with respect to coverage under this Section 4(f) shall be eliminated to the extent that Executive or Executive’s covered dependents, as applicable, obtain, during the Salary Continuation Period, equivalent or substantially similar benefits pursuant to a subsequent employer’s benefit plans.  Holdings hereby acknowledges and agrees that Executive’s termination of employment with the Companies as of the Separation Date shall not be treated as a “qualifying event” within the meaning of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and that, upon the cessation of coverage under this Section 4(f), Executive and Executive’s covered dependents shall have all rights to which they are entitled under COBRA.  Thereafter, Holdings’ obligation with respect to such coverage shall be eliminated to the extent that such coverage terminates in accordance with COBRA.

(g)           Holdings will provide Executive with Holdings’ executive level outplacement services through Lee Hecht Harrison; provided that Executive begins using such service no later than January 31, 2009.

(h)           Holdings shall cause its legal counsel to render any number of opinions (but not more than two opinions in any 45 day period and not more than 15 opinions in the aggregate) to its transfer agent to permit the sale of Executive’s shares of Holdings common stock pursuant to Rule 144 under the Securities Act of 1933, as amended, within ten business days of receiving all documentation reasonably requested from Executive, including any certificates from third parties, as being necessary for legal counsel to render such opinions.  Holdings or its counsel shall provide appropriate instruction to Executive regarding documentation necessary in order to render such opinions.

(i)            Holdings shall, at its expense, assist Executive in compliance with Executive’s obligations under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, preparation and filing of any Forms 4 required to be filed by Executive; provided, however, that Executive shall provide Holdings with appropriate notice of any transactions required to reported under Section 16(a) of the Exchange Act, either prior to the time such transactions are effected or contemporaneously with such transactions if prior notice is impractical, so that Holdings will have adequate time to prepare any necessary filings on a timely basis.

(j)            Each weekly or monthly installment payment made pursuant to this Section 3 shall be treated by the Companies and Executive as a separate payment for all purposes of the Final Treasury Regulations under Section 409A (“409A”) issued on April 17, 2007 (the “Regulations”).

(k)           For purposes of determining whether Executive has incurred a “separation from service” under the Regulations, the Companies agree that the “default rule” should be applied for purposes of defining “service recipient” and “employer” under the Regulations.

(l)            The parties acknowledge and agree that Executive is not entitled to any further payment under the Employment Agreement, including Section 9 thereof, and that any of the Companies’ payment obligations contained in the Employment Agreement (other than those set forth in Section 23 of the Employment Agreement) shall become null and void upon the Effective Date.

(m)          Notwithstanding anything in this Agreement to the contrary, Lerner shall be jointly and severally liable for the obligations to Executive under this Agreement, including, but not limited to, the obligations of Holdings under Section 3 of this Agreement.

(n)           In the event of Executive’s death prior to the end of the Salary Continuation Period, Holdings shall pay to Executive’s estate, or as may be directed by the legal representatives of such estate, the benefits due pursuant to (a)-(f) of this Section 3, at the time and in the same form that such payments are due to the Executive thereunder.

(o)           Section 11(b) of the Employment Agreement is hereby modified so that only Competitive Activity for any of the entities listed on Exhibit A hereto, including their Subsidiaries and successors and assigns by reason of merger, consolidation, reorganization or otherwise, will be considered restricted by such Section 11(b) of the Employment Agreement.

4.             Unconditional and Full General Release of All Claims.  Executive on his behalf and on behalf of his agents, heirs, administrators, executors, attorneys and assigns, and anyone acting or claiming on each of their respective behalves, hereby covenants never to sue, releases, waives, acquits, and forever discharges the Companies, their divisions, Subsidiaries, affiliates, parents, members, related entities, and their respective past or present employees, officers, directors, stockholders, partners, investors, executives, managers, agents, attorneys, representatives, successors and assigns, and anyone acting on their joint or several behalf (collectively, the “Releasees”), from any and all claims, actions, causes of action, demands, damages, suits in equity, costs, expenses, liabilities, or other losses, of any kind whatsoever, whether known or unknown, which exist or may exist from the beginning of time up to and including the date of Executive’s execution of this Agreement or which in any way arise from, grow out of, or are related to events or circumstances that occurred on or prior to the date of Executive’s execution of this Agreement, including but not limited to any matter related to Executive’s employment with the Companies and their Subsidiaries or the termination thereof.  By way of example only and without limiting the immediately preceding sentence, as used herein the terms “claims,” “causes of action” and “demands” shall include, and Executive agrees that neither Executive nor Executive’s representative(s) shall file, or cause to be filed, a charge, complaint, lawsuit, or any other claim against the Releasees with respect to, (a) any federal, state, or local employment law or statute, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act or the Employee Retirement Income Security Act, or (b) any claim based on the existence or breach of oral or written contracts of employment, the negligence of any Releasee, negligent or intentional misrepresentations, promissory estoppel, interference with contract or employment, defamation or damage to business or personal reputation, assault and battery, negligent or intentional infliction of emotional distress, unlawful discharge in violation of public policy, discrimination, retaliation, wrongful discharge, sexual harassment, whistleblowing, breach of implied covenant of good faith, fraud, stock fraud, equity, tort, intellectual property, personal injury, spoliation of evidence, wage and hour law, statute or common law, claims for severance pay, claims related to equity compensation and/or fringe benefits, claims for attorneys’ fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages or liquidated damages.  Notwithstanding the foregoing, Executive shall not be deemed to have released any of the following claims: (i) claims for indemnity or contribution or claims for coverage under any D&O insurance policies maintained by the Companies or their Subsidiaries, in each case, in respect of claims asserted against Executive in his capacity as an employee, director or officer of the Companies or their Subsidiaries, (ii) claims for vested retirement benefits or continued welfare coverage pursuant to COBRA, (iii) claims based on events occurring after this agreement is executed by Executive or (iv) payments required to be made under this Agreement .  Except as provided herein and Section 23 of the Employment Agreement (which shall apply in accordance with its terms), Executive acknowledges and agrees that the Companies and their Subsidiaries have no further obligations or commitments to Executive under the Employment Agreement.

5.             Continuing Covenants.  In consideration of Holdings’ promise to provide the benefits set forth in Section 3(b)-3(i), Executive hereby agrees to comply with and be subject to Section 11 of the Employment Agreement (as modified herein) and that Section 11(e) of the Employment Agreement shall apply to any violation of this Section 5 or Section 11 of the Employment Agreement (as modified herein).  Executive hereby acknowledges that the enforcement of the provisions of this Section 5 and Section 11 of the Employment Agreement (as modified herein) may potentially interfere with Executive’s ability to pursue a proper livelihood.  Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of Holdings and Lerner.  Executive agrees that, due to the proprietary nature of Holdings’ business, the restrictions set forth in this Agreement are reasonable as to time and scope.  Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

6.             Future Cooperation.

(a)  Executive agrees to fully and completely cooperate with the Companies, their advisors, and their legal counsel with respect to any litigation that is pending against either or both of the Companies and any claim or action that may be filed against either or both of the Companies in the future, in each case, to the extent Executive has knowledge relevant to such action.  Such cooperation shall include making Executive available at reasonable times and places, taking into account Executive’s personal and business schedule, for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to either or both of the Companies in preparing defenses to any pending or potential future claims against either or both of the Companies.

(b)  If Executive is legally required to appear or participate in any proceeding that involves or is brought against either or both of the Companies, Executive agrees to disclose to the Companies no later than ten business days prior to the date that such disclosure is to be made, unless compelled by law or the written advice of engaged legal counsel to do otherwise, what Executive plans to say or produce and to otherwise cooperate fully with the Companies.

(c)  Executive agrees to reasonably cooperate with Holdings as necessary for Holdings to comply with its public disclosure requirements.

(d)  Executive shall be entitled to be reimbursed by the Companies for all reasonable and necessary out-of-pocket expenses actually incurred by him during the period beginning on the first day of the Salary Continuation Period and ending on the last date with respect to which Executive discharges his obligations under (a), (b) or (c) of this Section 6 as a result of the performance of his obligations under Section 6 of this Agreement; provided that such expenses over U.S. $100 must be pre-approved by the Companies.

7.             Nondisparagement; No Communication Regarding the Companies.  Executive agrees that he shall not make any malicious, disparaging, or defamatory statements regarding the Companies, their Subsidiaries, any of their affiliates, directors, stockholders, members, officers or employees, or any of their businesses or products, or any aspect of Executive’s prior employment therewith; provided that Holdings shall not withhold any payments or benefits required to be made under this Agreement because of a violation of this Section 7 unless Executive materially or intentionally violates this Section 7 and such violation results in demonstrable damage to Holdings or its Subsidiaries.  Nothing herein shall prevent Executive from making truthful statements required to be made pursuant to applicable law.

8.             No Admission of Wrongful Conduct.  Executive hereby acknowledges and agrees that, by the Companies’ entering into this Agreement, neither the Companies nor the Releasees are admitting any unlawful or otherwise wrongful conduct or liability to Executive or Executive’s heirs, executors, administrators, assigns, agents, or other representatives.

9.             Executive Acknowledgment.  EXECUTIVE UNDERSTANDS AND AGREES THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND ACKNOWLEDGES THAT EXECUTIVE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL AND THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT.  Further, Executive acknowledges that Executive has had an opportunity to review this Agreement fully and to discuss its terms with legal counsel or any other advisor of Executive’s choice prior to its execution.

10.           Ownership of Claims; No Filing of Claims.  Executive represents, warrants and agrees that Executive has not heretofore assigned or transferred, or purported to assign or transfer, to any person, any claim or portion thereof or interest therein.  Executive further represents and warrants that Executive does not presently have on file any claims, charges, grievances or complaints against any of the Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Releasees occurring prior to the Effective Date.

11.           No Attorneys’ Fees or Costs.  Executive and the Companies acknowledge and agree that the parties to this Agreement shall not be required to pay any attorneys’ fees or any other costs incurred by any other party to this Agreement in connection with the negotiation and execution of this Agreement.

12.           Arbitration.  Any dispute regarding any aspect of this Agreement, including its formation, or any act which would violate any provision in this Agreement (other than disputes with respect to alleged violations of the Covenants and Sections 5, 6 and 7 of this Agreement, which shall be governed by Section 11(e) of the Employment Agreement) shall be resolved in accordance with Section 18 of the Employment Agreement.

13.           No Representations.  The parties hereto represent and warrant that they are not relying on statements, representations or promises made by the other party or its agent(s) except as specifically set forth herein.

14.           Successors.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

15.           Governing Law; Jurisdiction.  This Agreement is made and entered into in the State of New York, and shall in all respects be interpreted, enforced and governed by and under the internal laws of the State of New York, and Holdings and Lerner shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Holdings and/or Lerner, as applicable, would be required to perform it if no such succession or assignment had taken place.

16.           Counterparts and Facsimile Execution.  This Agreement may be executed and delivered (a) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and/or (b) by facsimile, in which case (i) the instrument so executed and delivered shall be binding and effective and deemed an original for all purposes, and (ii) the parties shall nevertheless exchange substitute hard copies of such facsimile instruments as soon thereafter as practicable (but the failure to do so shall not affect the validity of the instruments executed and delivered by facsimile).

17.           Entire Agreement.  This Agreement constitutes the entire agreement among the Companies and Executive and this Agreement shall supersede any prior written or oral agreements, understandings, or arrangements between the parties regarding any of the items addressed in the sections above, except for the terms of the Employment Agreement, which agreement shall remain in full force and effect, and any benefit plan document that shall continue to be governed by the terms and conditions of said document, including, without limitation, any medical or dental insurance plan, any stock option plan or any other vested retirement benefits or continued welfare coverage.  Any modifications to this Agreement must be done in writing and signed by Executive and Holdings.

18.           Miscellaneous.

(a)  Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, terms, or provisions shall be deemed not to be a part of this Agreement.

(b)  As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to include the others whenever the context so indicates or requires.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Executive and duly authorized representatives of Holdings and Lerner hereby certify that they have read this Agreement in its entirety and voluntarily executed it in the presence of competent witnesses, as of the date set forth under their respective signatures.

EMPLOYEE	NEW YORK & COMPANY, INC.

/s/ Ronald W. Ristau	/s/ Sandra Brooslin Viviano
Ronald W. Ristau	Sandra Brooslin Viviano
Executive Vice President, Human Resources

November 19, 2008	November 19, 2008
Date	Date

LERNER NEW YORK, INC.

/s/ Sandra Brooslin Viviano
Sandra Brooslin Viviano
Executive Vice President, Human Resources

November 19, 2008
Date

EXHIBIT A

Ann Taylor Stores Corporation

Ashley Stewart Ltd.

Cato Corp.

Cache, Inc.

Charming Shoppes, Inc.

Chico’s FAS, Inc.

Christopher & Banks Corporation

Coldwater Creek Inc.

Deb Shops, Inc.

The Dress Barn, Inc.

Express LLC

Forever 21, Inc.

The Gap, Inc.

J. C. Penney Company, Inc.

J. Crew Group, Inc.

The J. Jill Group, Inc.

Liz Claiborne, Inc.

Macy’s, Inc.

Mother’s Work, Inc.

Sears Holdings Corporation

The Talbots, Inc.

Target Corporation

The TJX Companies, Inc.

Zara International, Inc.